UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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HEALTHCARE REALTY TRUST INCORPORATED
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3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
March 27, 2014
TO OUR SHAREHOLDERS:
You are cordially invited to attend the 2014 annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held on May 13, 2014, at 10:00 a.m. (local time) at the Company’s executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.
The following pages contain the formal notice of the annual meeting and the Company’s proxy statement, which describe the specific business to be considered and voted upon at the annual meeting. Whether or not you plan to attend the meeting, the Company would greatly appreciate your efforts to vote your shares as soon as possible by following the instructions located in the Notice of Internet Availability of Proxy Materials sent to you or in the Company’s proxy statement. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

Sincerely,

David R. Emery
Chairman and Chief Executive Officer

3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 13, 2014
TO OUR SHAREHOLDERS:
The annual meeting of shareholders of Healthcare Realty Trust Incorporated (the “Company”) will be held on Tuesday, May 13, 2014, at 10:00 a.m. (local time) at 3310 West End Avenue, Suite 700, Nashville, Tennessee, for the following purposes:

(1)	To elect three nominees as Class 3 directors for three-year terms;

(2)	To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company and its subsidiaries for the Company’s 2014 fiscal year;

(3)	To vote to approve, on a non-binding advisory basis, a resolution approving the Company’s compensation of its named executive officers as disclosed pursuant to Item 402 of Regulation S-K; and

(4)	To transact any other business that properly comes before the meeting or any adjournment thereof.
Holders of the Company’s Common Stock of record at the close of business on March 13, 2014 are entitled to vote at the meeting or at any adjournment of the meeting.

By order of the Board of Directors,

David R. Emery
Chairman and Chief Executive Officer
Dated: March 27, 2014

3310 West End Avenue. Suite 700
Nashville, Tennessee 37203
PROXY STATEMENT

This Proxy Statement contains information related to the annual meeting of shareholders of Healthcare Realty Trust Incorporated (the "Company") to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 13, 2014, at 10:00 a.m. (local time) for the purposes set forth in the accompanying notice, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the Annual Report to Shareholders for the Year Ended December 31, 2013 (the "Annual Report to Shareholders") are available to you on the Internet or, upon your request, will be delivered to you by mail or email in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting. Distribution of the Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") is scheduled to begin on or about March 27, 2014.
Under rules adopted by the Securities and Exchange Commission (the "SEC"), the Company is now making this Proxy Statement and the Annual Report to Shareholders available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who receive the Notice by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.
You can ensure that your shares are voted at the Annual Meeting by submitting your instructions by telephone or Internet, or if you requested a printed copy of the proxy materials, by completing, signing, dating and returning the proxy card accompanying the materials in the envelope provided to you. Submitting your instructions or proxy by any of these methods will not affect your right to attend and vote at the Annual Meeting. We encourage our shareholders to submit proxies in advance of the Annual Meeting. A shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation. If your shares of the Company's common stock are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Annual Meeting.
The close of business on March 13, 2014 has been fixed as the record date for the determination of shareholders entitled to vote at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the close of business on such date, the Company had 150,000,000 authorized shares of common stock, $0.01 par value (the “Common Stock”), of which 96,019,486 shares were outstanding and entitled to vote. The Common Stock is the Company’s only outstanding class of voting stock.
Each share of Common Stock will have one vote on each matter to be voted upon at the meeting.

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes having three-year terms that expire in successive years. The current three-year term of the Class 3 directors expires at the 2014 annual meeting. The Board of Directors proposes that the nominees described below, all of whom have been nominated by the Board of Directors upon the recommendation of the Company’s Corporate Governance Committee, be elected as Class 3 directors to serve until the annual meeting of shareholders in 2017 or until their successors have been elected and take office. Each nominee has consented to be a candidate and to serve if elected.
The Company’s articles of incorporation do not provide for cumulative voting and, accordingly, each shareholder may cast one vote per share of Common Stock for each nominee. According to Maryland law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Company has a director resignation policy that is applicable to any director that does not receive a majority of votes cast “for” his or her election to the board in an uncontested election. This policy is described in greater detail on page 6 of this Proxy Statement.
Unless a proxy specifies otherwise or, with respect to shares held by a broker, results in a broker non-vote because of the failure of a shareholder to execute or return the proxy with instructions, the persons named in the proxy will vote the shares covered thereby for the nominees designated by the Board of Directors listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the Board of Directors upon the recommendation of the Corporate Governance Committee.
Qualifications of Directors and Nominees to be Directors
As described in the table below, the Board of Directors is comprised of individuals from differing backgrounds and experiences. The Company believes that each of its directors possesses unique qualifications, skills and attributes that complement the performance of the full Board. The experiences that each has obtained from their respective professional backgrounds, as set forth individually in the table below, have qualified them to serve on the Board of Directors. The Company also believes that the Board members work together well and utilize individual strengths and skills to effectively carry out the Board’s duties.
Class 3 Nominees
The nominees for election as Class 3 directors are:

Name	Age	Principal Occupation, Directorships and Qualifications	Director Since
David R. Emery	69	Mr. Emery serves as Chairman of the Board of Directors and Chief Executive Officer of the Company. His understanding of the business of the Company and his leadership role since founding the Company in 1993 have enabled him to provide unique insight and leadership to the Board. His significant equity stake in the Company has also further aligned the Board with shareholder interests.	1993
Batey M. Gresham, Jr.	79	Mr. Gresham, retired, founded Gresham, Smith & Partners, an architectural firm based in Nashville, Tennessee. His experience in design, management and healthcare delivery has contributed to the Board’s understanding of facility development and hospital dynamics.	1993
Dan S. Wilford	73	Mr. Wilford retired in November 2002 as President and Chief Executive Officer of Memorial Hermann Healthcare System, a major hospital system in Houston, Texas. He serves as a director of LHC Group, Inc., a home healthcare provider headquartered in Lafayette, Louisiana. His experience gained from these roles and others has added value to the Board’s corporate governance oversight and added to its understanding of the healthcare industry and matters affecting the Company’s tenants and healthcare system relationships.	2002

The Board of Directors recommends that the shareholders vote FOR the election of all of the proposed nominees to the Board of Directors.

Continuing Directors
The persons named below will continue to serve as directors until the annual meeting of shareholders in the year indicated or until their successors are elected and take office. Shareholders are not voting on the election of the Class 1 and Class 2 directors.
Class 1 - 2015

Name	Age	Principal Occupation, Directorships and Qualifications	Director Since
Errol L. Biggs, Ph.D.	73	Dr. Biggs is Director of Graduate Programs in Health Administration at the University of Colorado. He also serves as President of Biggs & Associates, a healthcare consulting company located in Castle Rock, Colorado. Dr. Biggs’ experience has added to the Board’s knowledge of best practices in corporate governance, particularly in the healthcare industry. Additionally, his experience with healthcare consulting has provided the Board with insight regarding matters affecting the Company’s tenants and hospital relationships.	1993
Charles Raymond Fernandez, M.D.	70	Dr. Fernandez retired in August 2008 as Chief Executive Officer of the Piedmont Clinic in Atlanta, Georgia. As a medical doctor, Dr. Fernandez’s experience provides the Board with insight regarding matters of importance to the Company’s physician tenants. His experience in managing a large clinic of doctors provides particularly valuable insight regarding physician perspectives and hospital relationships.	1993
Bruce D. Sullivan, CPA	73	Mr. Sullivan retired in October 2001 as managing partner of the Nashville office of Ernst & Young LLP. Mr. Sullivan is a certified public accountant and also serves as a director of a small private company. Mr. Sullivan’s financial expertise has added strength to the Board as an audit committee financial expert. Additionally, the experience he gained in public accounting has added depth of knowledge to the Board regarding matters of finance, accounting and risk oversight.	2004
Class 2 - 2016

Name	Age	Principal Occupation, Directorships and Qualifications	Director Since
Edwin B. Morris III	74	Mr. Morris is Managing Director for Morris & Morse Company, Inc., a real estate advisory and investment firm in Boston, Massachusetts. Mr. Morris’ experience in real estate financing and investment is valued for the Board’s evaluation and oversight of the Company’s investment opportunities and strategies.	1993
John Knox Singleton	65	Mr. Singleton is President and Chief Executive Officer of Inova Health System headquartered in Falls Church, Virginia. He also serves as a director of Washington Mutual Investors Fund and Virginia Tax Exempt Fund, each a mutual fund located in Washington, D.C. The experience Mr. Singleton has gained in these roles has enabled him to provide the Board with insight regarding the business of large not-for-profit health systems, as well as general compensation practices and governance matters.	1993
Roger O. West, CPA	69
Mr. West served as the Company’s general counsel from 1994 until 2003. From 2003 until 2008, he served in a non-executive role as the Company’s special counsel. From 1999 until 2006, Mr. West served as a director of 3333 Holding Corp., a NYSE company traded in tandem with Centex, Inc. and that served as the corporate general partner of Centex Development Company. Mr. West, an attorney and certified public accountant who meets the qualifications of an audit committee financial expert, enhances the Board’s understanding of corporate law and accounting and his experience as a former executive officer of the Company brings to the Board institutional knowledge regarding the Company’s long-held investments and tenant relationships.
			2010
Except as indicated, each of the nominees and continuing directors has had the principal occupation indicated for more than five years.

CORPORATE GOVERNANCE

Leadership Structure
Since the Company’s inception, Mr. Emery has served as the Chairman of the Board of Directors and the Company’s Chief Executive Officer. The Board of Directors believes that this structure is appropriate given Mr. Emery’s performance since founding the Company. The Board of Directors believes that, in its particular circumstances, a unified Chairman and Chief Executive Officer position provides clarity of leadership and operating efficiencies derived from Mr. Emery’s familiarity with the industry and business. Further, his experience in working closely with the Company’s officers increases the Board’s effectiveness in its role of monitoring the management of the Company. In addition, Mr. Emery’s significant ownership interest in the Company further aligns the Board’s interest with that of the shareholders.

Lead Independent Director; Non-Management Executive Sessions; Communicating with the Board
Periodically, and no less frequently than quarterly, the independent directors meet in executive session. The non-management directors have appointed Edwin B. Morris III as lead director to preside over the non-management executive sessions. During 2013, the non-management directors held four executive sessions. Any interested party may communicate with the non-management directors as a group by contacting Mr. Morris in writing c/o Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. Any interested party may communicate directly with the full Board of Directors or any individual director by writing to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Secretary. The Secretary of the Company will review all correspondence intended for the entire Board and will regularly forward to the Board copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that she otherwise determines requires their attention.

Committee Membership
The Board of Directors has an Executive Committee, Corporate Governance Committee, Audit Committee, and Compensation Committee. The Board of Directors has adopted written charters for each committee, except for the Executive Committee. The committee charters are posted in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab and are available in print to any shareholder who requests a copy.
All committee members are non-employee, independent directors, except Mr. Emery. The following table sets forth the current members of the committees:

Name	Executive	Corporate Governance	Audit	Compensation

Errol L. Biggs, Ph.D.		X	X
David R. Emery	(X)
Charles Raymond Fernandez, M.D.				X
Batey M. Gresham, Jr.			X
Edwin B. Morris III				(X)
John Knox Singleton	X			X
Bruce D. Sullivan (1)			(X)
Dan S. Wilford	X	(X)
Roger O. West (1)		X	X

( )	Chairman
(1)	The Board has determined that Mr. Sullivan and Mr. West meet the criteria to be audit committee financial experts.

Committee Duties

Executive Committee	No meetings in 2013

•
Acts on behalf of the Board of Directors on all matters concerning the management and conduct of the business and affairs of the Company, except those matters that cannot by law be delegated by the Board.

Corporate Governance Committee	Four meetings in 2013

•	Reviews and implements the Corporate Governance Committee charter and reports to the Board.

•	Develops and implements policies and practices relating to corporate governance.

•	Monitors implementation of the Company’s Corporate Governance Principles.

•	Develops criteria for selection of members of the Board.

•	Seeks individuals qualified to become Board members for recommendation to the Board.

•	Evaluates the independence and performance of individual directors.

Audit Committee	Five meetings in 2013

•	Reviews and implements the Audit Committee charter and reports to the Board.

•
Selects the Company’s independent registered public accounting firm (whose duty it is to audit the consolidated financial statements and internal control over financial reporting of the Company for the fiscal year in which it is appointed) and has the sole authority and responsibility to pre-approve all audit and audit-related fees and terms, as well as all significant permitted non-audit services by the Company’s independent registered public accounting firm.

•	Meets with the independent registered public accounting firm and management of the Company to review and discuss the scope of the audit and all significant matters related to the audit.

•	Reviews the adequacy and effectiveness of the Company’s internal control over financial reporting with management, the internal audit function, and the independent registered public accounting firm.

•	Reviews the financial statements and discusses them with management and the independent registered public accounting firm.

•	Reviews and discusses with management the Company's major financial risk exposures and steps taken by management to monitor and mitigate such exposure.

•
Reviews and discusses with management the information contained in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, earnings press releases, and financial information provided to the public.

Compensation Committee	Five meetings in 2013

•	Reviews and implements the Compensation Committee charter and reports to the Board.

•	Annually reviews corporate performance relevant to the compensation of the Company’s executive officers and key employees.

•
Establishes a general compensation policy and approves salaries paid to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table that appears under the section entitled “EXECUTIVE COMPENSATION” in this Proxy Statement (the “Named Executive Officers”) and fees paid to directors.

•
Administers the Company’s stock plans, retirement plan and employee stock purchase plan. Determines, subject to the provisions of the Company’s plans, the directors, officers and employees of the Company eligible to participate in each of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.

•	Gives consideration to the development and succession of the Company’s Named Executive Officers and considers potential successors to the Chief Executive Officer.

Code of Ethics
The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all officers, directors, and employees of the Company, including its principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. The Code of Ethics is posted in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab and is available in print free of charge to any shareholder who requests a copy. Interested parties may address a written request for a printed copy of the Code of Ethics to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Investor Relations. The Company intends to satisfy the disclosure requirement regarding any amendment to or a waiver of, a provision of the Code of Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions by posting such information on its website.

Director Resignation Policy
The Board of Directors adopted a director resignation policy in January 2012. This policy provides that, in an uncontested election, any director who receives a greater number of withheld votes than votes for election must tender his or her resignation to the Board promptly following certification of the shareholder vote. Upon such resignation, the Corporate Governance Committee will have 45 days following certification of the shareholder vote to consider the resignation and recommend to the Board whether or not to accept such resignation. Following the recommendation of the Corporate Governance Committee, the Board must decide within 90 days of certification of the shareholder vote whether or not to accept the resignation. After making its decision, the Board will promptly disclose the decision in a Form 8-K filed with the SEC. The Director Resignation Policy is included in the Company’s Corporate Governance Principles, which are posted in the Corporate Governance section of the Company’s website at www.healthcarerealty.com under the “Investor Relations” tab.

Meeting Attendance
The Board of Directors held a total of nine meetings in 2013. Each director attended at least 75% of the meetings of the Board and committees of the Board on which such director served. The Company has not adopted a formal policy regarding director attendance at annual meetings of shareholders, but encourages each member of the Board of Directors to attend. One member of the Board attended the 2013 annual meeting of shareholders.

Director Education
The Corporate Governance Committee has adopted a set of education guidelines and encourages all directors to pursue ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments on the Board of Directors. Each director is requested to attend at least one director education program during his or her three-year term as director. The Company pays for each director’s expenses incurred to attend director education programs.

Risk Oversight
The Board of Directors is responsible for overseeing the Company’s enterprise risk management as part of determining a business strategy designed to provide long-term value to the Company’s shareholders. The Board of Directors oversees the Company’s exposure to risk through various means, including specific communications with management. Board deliberations involving strategy and operational initiatives are integrated with reviews of risk exposure to the Company. In addition to reviewing significant transactions, such as capital raises or investments, for consistency with the Company’s risk profile, the Board annually reviews risks affecting the Company as part of management’s review of appropriate risk factor disclosures. The Board regularly communicates with members of the management team, including officers responsible for identifying potential investments and bringing those investments to fruition, either through acquisition or development. The Board also discusses with management on at least a semi-annual basis the Company’s internal forecast, including discussions regarding the Company’s acquisition and development pipeline. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by monitoring, reviewing and discussing the Company’s financial risk exposures. The Audit Committee considers enterprise level risks and financial risks and discusses with management those risks and the measures taken by the management team to mitigate such risks. The Compensation Committee assesses risks related to the Company's executive compensation programs, as discussed further on page 15 of this Proxy Statement. The Company believes that these interactions between the Board and the management team regarding risk exposures and mitigation strengthen and focus the combined efforts of management and the Board on developing strategies that contain risk and enhance long-term shareholder value.

Independence of Directors
The Board of Directors has adopted a set of Corporate Governance Principles (the “Principles”), addressing, among other things, standards for evaluating the independence of the Company’s directors. The full text of the Principles can be found in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab. A copy may also be obtained upon request from the Company’s Secretary.
Pursuant to the Principles, the Board undertook its annual review of director independence under the leadership of the Corporate Governance Committee in February 2014. During this review, the Corporate Governance Committee and the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and equity investors. The Corporate Governance Committee and the Board also examined transactions and relationships between directors or their affiliates and members of senior management or their affiliates. As provided in the Principles, the purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that a director is independent.

To aid in making its annual review of director independence, the Board has adopted categorical standards for determining independence. A director is independent unless:

•
The director is or has been an employee of the Company within the past three years or has an immediate family member that is or has been an executive officer of the Company within the past three years;

•
The director, or his or her immediate family member, has received more than $120,000 within any of the past three years in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
(A) The director, or his or her immediate family member, is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the Company’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director, or his or her immediate family member, was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

•
The director, or his or her immediate family member, has been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee within the past three years;

•
The director is a current employee, or has an immediate family member that is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such company’s consolidated gross revenues within the past three years; or

•	The director has any other material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

In addition to the above criteria, with respect to members of the Compensation Committee, the Board considers all factors relevant to determining whether a director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member. Specifically, the Board considers the source of compensation of such director, and whether the director receives compensation from any person or entity that would impair his or her ability to make independent judgments about executive compensation. The Board also considers whether the director is affiliated with the Company, any subsidiary of the Company or any affiliate of a subsidiary of the Company.
As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the standards adopted pursuant to the Principles with the exception of Mr. Emery.

Director Nominee Evaluation Process
The Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. As part of its duties, the Corporate Governance Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. A copy of the Corporate Governance Committee’s charter can be found in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab.
Once the Corporate Governance Committee has identified a prospective nominee, the Corporate Governance Committee reviews the information provided to the Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Corporate Governance Committee then evaluates the prospective nominee against the following standards and qualifications:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	Whether the prospective nominee would meet the Company’s criteria for independence in accordance with the Principles and as required by the New York Stock Exchange;

•
The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Principles; and

•	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.
The Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Corporate Governance Committee has no specific policy regarding director diversity. In connection with this evaluation, the Corporate Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation, the Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines whether to nominate such persons after considering the recommendation and report of the Corporate Governance Committee.

Shareholder Recommendation or Nomination of Director Candidates
The Company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement or otherwise. The Corporate Governance Committee has not specifically adopted a policy regarding the consideration of shareholder nominees for directors, but its general policy is to welcome and consider any recommendations for future nominees. The Corporate Governance Committee will consider for nomination as director of the Company any director candidate recommended or nominated by shareholders in accordance with the process outlined below.
Shareholders wishing to recommend candidates for consideration by the Corporate Governance Committee may do so by providing the candidate’s name, qualifications and other pertinent information in writing to the Corporate Governance Committee, c/o Secretary, Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.
Such information should include:

•	The name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated;

•
A representation that the shareholder is a holder of record or a beneficial holder of stock of the Company entitled to vote at the meeting (including the number of shares the shareholder owns and the length of time the shares have been held) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•
A description of all relationships, arrangements, and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•
Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by the Board of Directors, including the candidate’s name, biographical information, and qualifications; and

•	The written consent of each nominee to serve as a director of the Company if so elected, with such written consent attached thereto.
The bylaws of the Company provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors subject to the following notice requirements. This is the procedure to be followed for direct nominations, as opposed to recommendation of nominees for consideration by the Corporate Governance Committee. To be timely for the 2015 annual meeting, such notice must be received by the Company at its executive offices no earlier than October 28, 2014 nor later than November 27, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 31, 2014, the beneficial ownership of the Company’s equity securities as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. As of January 31, 2014, there were 95,993,252 shares of the Company’s Common Stock outstanding.

Name of Beneficial Owner	Common Shares Beneficially Owned		Percent of Common Shares Beneficially Owned
David R. Emery	1,100,876	(1)(2)	1.15%
Scott W. Holmes	237,842	(3)	*
John M. Bryant, Jr.	110,014	(4)	*
B. Douglas Whitman, II	78,662	(5)	*
Todd J. Meredith	57,107	(6)	*
Errol L. Biggs, Ph.D.	33,737	(7)	*
Charles Raymond Fernandez, M.D.	20,067	(7)	*
Batey M. Gresham, Jr.	11,176	(7)	*
Edwin B. Morris III	27,348	(7)	*
John Knox Singleton	28,732	(7)(8)	*
Bruce D. Sullivan	29,466	(7)(9)	*
Roger O. West	56,439	(7)(10)	*
Dan S. Wilford	31,203	(7)(11)	*
All executive officers, directors and nominees to be director as a group (13 persons)	1,822,669		1.90%

The Vanguard Group	12,718,986	(12)	13.26%
Blackrock, Inc.	10,873,617	(13)	11.30%
Invesco Ltd.	8,738,129	(14)	9.10%
Vanguard Specialized Funds - Vanguard REIT Index Fund	6,480,949	(15)	6.75%
CBRE Clarion Securities, LLC	6,457,082	(16)	6.74%
Morgan Stanley	5,223,333	(17)	5.40%

*	Less than 1%

(1)	Includes 168,100 shares held by the Emery Family 1993 Irrevocable Trust. Mr. Emery is a beneficiary of the trust, but has no voting or investment power with respect to the shares owned by the trust.

(2)	Includes 890,959 shares of restricted stock.

(3)	Includes 211,413 shares of restricted stock.

(4)	Includes 107,571 shares of restricted stock.

(5)	Includes 73,825 shares of restricted stock.

(6)	Includes 57,107 shares of restricted stock.

(7)	Includes 9,440 shares of restricted stock.

(8)	Includes 3,067 shares held in trust by Mr. Singleton for the benefit of his minor children, 2,000 shares held by Mr. Singleton in a living trust, and 3,306 shares owned in an IRA.

(9)	Includes 2,631 shares owned by Mr. Sullivan’s wife.

(10)	Includes 35,643 shares held by a family limited partnership, of which Mr. West is the general partner.

(11)	Includes 3,122 shares held in trust.

(12)
Information is based on a Schedule 13G filed on February 11, 2014 by the Vanguard Group, Inc., an investment adviser located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. reported that it possesses the sole power to vote 256,952 shares, shared power to vote 62,600 shares, sole power to dispose of 12,501,934 shares and shared power to dispose of 217,052 shares of the Common Stock. Vanguard reports that the reported shares held by its subsidiaries as follows: Vanguard Fiduciary Trust Company is the beneficial owner of 132,052 shares as a result of its serving as investment manager of collective trust accounts; and Vanguard Investments Australia, Ltd. is the beneficial owner of 209,900 shares as a result of its serving as investment manager of Australian investment offerings.

(13)
Information is based on a Schedule 13G filed on January 9, 2014 by Blackrock, Inc., a holding company located at 40 East 52nd Street, New York, New York 10022. Black Rock, Inc. reports that, through various of its subsidiaries, it possesses the sole power to vote 10,584,322 shares and to dispose of 10,873,617 shares of the Common Stock.

(14)
Information is based on a Schedule 13G filed on February 5, 2014 by Invesco Ltd., an investment adviser located at 1555 Peachtree Street NE, Atlanta, Georgia 30309. Invesco reported that, through various of its subsidiaries, it possesses the sole power to vote 4,883,880 shares, shared power to vote 43,852 shares and sole power to dispose of 8,738,129 shares of the Common Stock.

(15)
Information is based on a Schedule 13G filed on February 4, 2014 by Vanguard Specialized Funds - Vanguard REIT Index Fund, an investment firm located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard Specialized Funds - Vanguard REIT Index Fund reported that it possesses the sole power to vote 6,480,949 shares of the Common Stock.

(16)
Information is based on a Schedule 13G filed on February 11, 2014 by CBRE Clarion Securities, LLC, an investment adviser located at 201 King of Prussia Road, Suite 600, Radnor, Pennsylvania 19087. CBRE Clarion Securities, LLC reported that it possesses sole power to vote 3,166,460 shares and sole power to dispose of 6,457,082 shares of the Common Stock.

(17) Information is based on a Schedule 13G filed on February 11, 2014 by Morgan Stanley, an investment adviser located at 1585 Broadway, New York, New York 10036. Morgan Stanley reported that, through its subsidiary Morgan Stanley Investment Management Inc., it possesses sole power to vote 4,409,680 shares, shared power to vote 362,636 shares and sole power to dispose of 5,223,333 shares of the Common Stock.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and greater than 10% shareholders of the Company are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific due dates for these reports and the Company is required to report in this Proxy Statement any failure to file reports as required during 2013.
During 2013, based upon a review of these filings and written representations from the Company’s directors and executive officers, the Company believes that all reports required to be filed with the SEC by Section 16(a) during the most recent fiscal year were timely filed, except that Mr. Gresham sold 1,000 shares of the common stock of the Company on November 21, 2013 that were inadvertently reported late on November 26, 2013.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year 2014. Representatives of this firm are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
The affirmative vote of a majority of the votes cast at the meeting is needed to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year 2014. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review. Abstentions and broker non-votes will have no effect on the outcome of the vote as to this proposal.
Audit and Non-Audit Fees
The following table details fees for professional audit services rendered by BDO USA, LLP to the Company for the last two years.

	2013	2012
Audit fees(1)	$735,704	$700,716
Audit-related fees(2)	2,875	—
Tax fees	—	—
All other fees	—	—
Total	$738,579	$700,716

(1)
Fees for services related to the audit of the Company’s consolidated financial statements and internal control over financial reporting of $601,321 and $591,667, respectively, for 2013 and 2012, and fees in connection with the Company’s equity and debt offerings in 2013 and 2012 of $134,383 and $109,049, respectively.

(2)	Fees for services performed related to SEC comment letters received by the Company pertaining to its periodic filings.
All services provided by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO USA, LLP was compatible with the maintenance of such accounting firm’s independence in the conduct of its auditing functions.
For the purpose of ensuring the continued independence of BDO USA, LLP, the Company determined that its independent registered public accounting firm will not provide consulting services to the Company. Additionally, the charter of the Audit Committee provides that the Audit Committee must pre-approve all services to be provided by the independent registered public accounting firm. Proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee.
The Board recommends that the shareholders vote FOR ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.
The Audit Committee of the Board of Directors of the Company consists entirely of directors who meet the independence and experience requirements of the NYSE. Audit Committee members may serve on the audit committees of no more than three public companies.
Pursuant to the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC, the Company must disclose which members, if any, of the Audit Committee are “audit committee financial experts” (as defined in the SEC’s rules). The Company’s Board of Directors has determined that Bruce D. Sullivan, the chairman of the Audit Committee, and Roger O. West meet the criteria to be “audit committee financial experts.”
The Company’s management has primary responsibility for preparing the Company’s Consolidated Financial Statements and implementing internal controls over financial reporting. The Company’s 2013 independent registered public accounting firm, BDO USA, LLP, is responsible for expressing an opinion on the Company’s Consolidated Financial Statements and on the effectiveness of its internal control over financial reporting.
The role and responsibilities of the Audit Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website.
As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the Consolidated Financial Statements and the reporting process. The Company’s independent registered public accounting firm, or “independent accountant,” is responsible for performing an audit of the Company’s Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States of America) and expressing an opinion on the conformity of the Consolidated Financial Statements to accounting principles generally accepted in the United States of America and on the effectiveness of internal control over financial reporting. Internal audit is responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.
To fulfill its responsibilities, the Audit Committee has met and held discussions with management and the Company’s independent accountant concerning the Consolidated Financial Statements for the fiscal year ended December 31, 2013 and the Company’s internal control over financial reporting. Management represented to the Audit Committee that the Company’s Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the Consolidated Financial Statements with management and the independent accountants. The Audit Committee discussed with the independent accountants all communications required by the Public Company Accounting Oversight Board (United States).
In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
The Audit Committee discussed with internal audit the Company’s internal controls and reporting procedures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing function, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Based on the Audit Committee’s review of the audited Consolidated Financial Statements and discussions with management and BDO USA, LLP, as described above and in reliance thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited Consolidated Financial Statements for the fiscal year ended December 31, 2013 be included in the Company’s Annual Report on Form 10-K and that the Form 10-K be filed with the SEC.
Members of the Audit Committee:
Bruce D. Sullivan, CPA (Chairman)
Errol L. Biggs, Ph.D.
Batey M. Gresham, Jr.
Roger O. West, CPA

COMPENSATION DISCUSSION AND ANALYSIS

Executive Overview
Executive Incentive Program
The Company has an Executive Incentive Program under which the Named Executive Officers may earn incentive awards in the form of cash and restricted stock. Cash incentive awards are based on individual and Company performance. Company performance is measured over a four-quarter period against targeted financial and operational metrics set in advance by the Compensation Committee. Restricted stock awards are based on the Company's relative total shareholder return performance over one-year and three-year periods, measured against 20 peer group companies used for comparison. Named Executive Officers may also receive restricted stock awards by electing to convert cash incentive awards into restricted stock. Restricted stock awards made under the Executive Incentive Program are granted pursuant to the Company's 2007 Employees Stock Incentive Plan (the "2007 Incentive Plan"). The various awards available under the Executive Incentive Program are discussed below under the heading "Components of Compensation." All of the Named Executive Officers are participants in the Executive Incentive Program.

2013 Performance
In 2013, the Company made accretive new investments, achieved significant leasing progress in its 12 stabilizing properties, earned positive same-store net operating income ("NOI") growth in its core portfolio, and executed a number of significant capital strategies. Highlights in 2013 included:

•	the Company's acquisition of nine properties in 2013 for a total purchase price of $212.6 million;

•	the Company's stabilizing properties were 63% occupied by the end of the year, up from 41% for the prior year;

•	year over year same-store NOI grew steadily throughout 2013, ranging from 0.4% to 2.5% in each of the four quarters;

•	the Company maintained 90-91% occupancy in its same-store facilities;

•	the Company raised $219.0 million in new equity capital through at-the-market and secondary offerings;

•	the Company issued $250 million in unsecured senior notes due 2023 bearing interest at 3.75%;

•	the Company amended its $700 million revolving credit facility to extend the maturity date to April 14, 2017, with two six-month extension options;

•	the Company redeemed its 5.125% unsecured senior notes due 2014 in April 2013;

•	the Company reduced its secured debt outstanding from $225.2 million to $166.7 million; and

•	the Company maintained conservative debt levels, with overall leverage at 42% at the end of 2013, down from 43.3% at the end of 2012.

For the three-year period ended December 31, 2013, the Company achieved a total shareholder return of 18.53%, placing it in the 25th percentile of its peer group over the three-year period. For the year ended December 31, 2013, the Company achieved a total shareholder return of (6.93)%, placing it in the 15th percentile of the peer group. Under the Executive Incentive Program, the Named Executive Officers were eligible for restricted stock awards based on the Company's three-year total shareholder return, but not one-year total shareholder return, as discussed below.

The Company achieved average growth rates in 2013 of 1.5% in same-store NOI and 1.7% in same-store revenue, which were below the 2.0% thresholds required to trigger Company Performance Awards under the Executive Incentive Plan. Accordingly, no Company Performance Awards were granted to the Named Executive Officers in 2013.

Say on Pay
The Company received a favorable say-on-pay vote at its 2013 annual meeting of shareholders, with over 96% of the votes cast supporting the Company's executive compensation. The Compensation Committee believes that the vote reflected a favorable view of the alignment between pay and performance, as well as the extensive changes that were made to the Company's executive compensation program in 2011 and 2012.

Comprehensive Compensation Policy
The Compensation Committee believes that the compensation of the Company’s officers, including the Named Executive Officers, should align their interests with those of the shareholders, link executive compensation to the Company's overall performance, provide a competitive level of total compensation necessary to attract and retain talented and experienced officers, and motivate the officers to contribute to the Company’s success.

Pay For Performance
The Executive Incentive Program is designed to directly link compensation to performance. The Company believes that the combination of individual performance, objective core operating metrics and shareholder return provides the best incentive structure for the growth of long-term shareholder value. The Company’s strategy revolves around acquiring, leasing, developing and managing high-quality, medical office and other outpatient facilities. Through the Executive Incentive Program, the Named Executive Officers are rewarded for attaining the Company's objectives of sustained growth in revenue and NOI, selective pursuit of acquisition and development opportunities, and effective management of the Company's cost of capital.

Restricted Stock
Since inception, the Company has used restricted stock grants as the primary means of delivering long-term incentive compensation to its officers. These grants of restricted stock have generally been subject to cliff vesting periods ranging from three to eight years. The Compensation Committee believes that restricted stock grants with long vesting periods align the interests of officers and shareholders and provide strong incentives to the officers both to grow the value of the stock and to maintain the dividend payment. The officers personally benefit from these efforts through their restricted stock awards, which receive dividends at the same rate as unrestricted common stock. Prior to vesting, the restricted stock grants are subject to forfeiture, in the event that the officer voluntarily leaves employment or is terminated for cause. As such, the Company’s officers essentially have to earn this equity compensation twice: the first time through their efforts to meet the initial performance criteria necessary for a grant of restricted stock to be made; and the second time by continued service through the at-risk vesting period. The Company discourages the hedging of Company securities by the Named Executive Officers and directors. None of the Named Executive Officers or directors have entered into any hedging arrangements with respect to Company securities. In addition, restricted shares may not be sold, assigned, pledged or otherwise transferred.

The Compensation Committee believes that restricted stock arrangements foster a focus on long-term performance by the Company’s officers. Demonstrating further alignment of the interests of the Named Executive Officers with that of the Company’s shareholders, 29% of the aggregate total compensation for Named Executive Officers in 2013 was paid in the form of restricted stock having cliff vesting periods of three, five, or eight years.

Compensation Parity
There are no material differences in the compensation policies and decisions relating to the compensation of the different Named Executive Officers, except that Mr. Emery participates in the Company’s Executive Retirement Plan and the other Named Executive Officers do not. The Executive Retirement Plan is discussed in greater detail on page 25 of this Proxy Statement. The Executive Retirement Plan was established early in the Company’s existence for the benefit of the founding officers. The Compensation Committee believes that this distinction is appropriate given the founder status of Mr. Emery.

Stock Ownership Guidelines
The Compensation Committee believes that it is in the best interests of the shareholders to encourage all employees, especially the Named Executive Officers, to increase their equity position in the Company to promote share ownership and further align employee and shareholder interests. In 2011, the Compensation Committee adopted stock ownership guidelines applicable to the Named Executive Officers and directors. Under these guidelines, the Chief Executive Officer should hold Common Stock with a fair market value equal to five times his current base salary, net of elective deferrals, as of April 1 each year. All executive vice presidents should hold Common Stock with a fair market value equal to three times their current base salary, net of elective deferrals, as of April 1 each year. Each non-employee director should hold common stock with a fair market value equal to three times such director’s then current annual retainer. The guidelines provide that all owned stock, both restricted and unrestricted, counts towards the ownership guidelines for officers and directors. Officers and directors who are subject to these guidelines have five years from the date that they first become subject to the guidelines to comply with its terms. As of January 31, 2014, all of the Company’s non-employee directors and Named Executive Officers met the stock ownership guidelines. As of January 31, 2014, the multiples of stock held to base salary for the Named Executive Officers were as follows:

Named Executive Officer	Fair market value of stock holdings as multiple of current base salary, net of elective deferrals
David R. Emery	28.20x
Scott W. Holmes	25.31x
John M. Bryant, Jr.	7.34x
B. Douglas Whitman, II	4.96x
Todd J. Meredith	4.05x

Compensation "Clawbacks"
If the Company is required to restate its financial statements as a result of misconduct, Section 304 of the Sarbanes-Oxley Act requires the Chief Executive Officer and the Chief Financial Officer to reimburse the Company for: (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the public issuance of the financial statements; and (ii) any profits realized from the sale of Company securities during those 12 months. Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act directs the SEC to promulgate additional rules requiring companies listed on stock exchanges to adopt policies regarding the recovery of executive compensation from executive officers for accounting restatements resulting from material noncompliance with any financial reporting requirement under the securities laws. The Compensation Committee is awaiting the adoption and publication of these new rules, upon which it plans to adopt policies commensurate with these new rules and appropriate for the Company.

Compensation Methodology
Compensation Committee’s Governance
The Compensation Committee approves salaries and makes other compensation decisions for the Named Executive Officers and the Company's directors. Salaries and other compensation decisions for all other officers and employees are made by management within the parameters of the Company’s compensation policies and plans.
The Compensation Committee meets at least four times a year in conjunction with the quarterly meetings of the full Board of Directors and more often if necessary. Prior to each regular meeting, members of the Company’s management send materials to each of the Compensation Committee members, including minutes of the previous meeting, an agenda and recommendations for the upcoming meeting, and other materials relevant to the agenda items. Officers of the Company attend the Compensation Committee meetings as requested by the committee. These officers provide information and discuss performance measures with the Compensation Committee relating to officer compensation. After every quarterly meeting, the Compensation Committee holds an executive session consisting only of the committee members and also frequently meets with the Chief Executive Officer outside the presence of other officers.
Management utilizes comprehensive executive compensation worksheets (commonly referred to as “tally sheets”) that set forth the Company’s total compensation obligations to its Named Executive Officers under various scenarios. The tally sheets for each Named Executive Officer are distributed to the members of the Compensation Committee for discussion and are used in the preparation of the compensation tables in this Proxy Statement. The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of the Named Executive Officers, including information about wealth accumulation.
The Compensation Committee reviews and approves, in advance, employment, severance or similar arrangements or payments to be made to any Named Executive Officer. The Compensation Committee annually reviews all of the perquisites paid to the Named Executive Officers, as well as their compliance with the Company’s policies regarding perquisites.
Compensation Risk Assessment
The Compensation Committee believes its compensation policies and practices do not promote excessive risk-taking and are not likely to have a material adverse effect on the Company. In particular, the Compensation Committee believes that the following factors mitigate excessive risk-taking by the Named Executive Officers:

•
The use of restricted stock, with long vesting periods during which the stock cannot be sold, provides an incentive to the Named Executive Officers to make decisions that contribute to long-term growth of the Company, the stability of NOI, and the delivery of dividends to stockholders.

•	The maximum potential cash and stock incentive payments are capped at levels such that total compensation would remain comparable within the peer group.

•	The Compensation Committee retains broad discretionary authority to adjust annual awards and payments, which further mitigates risks associated with the Company’s compensation plans and policies.
Peer Group
For 2013, the Compensation Committee used the companies listed below as the peer group against which to measure the Company's one-year and three-year total shareholder return. The peer group is selected each year in accordance with the Executive Incentive Program. The Executive Incentive Program provides a mechanism for determining the peer group, which the Compensation Committee believes provides for the most closely comparable companies with respect to competition for management talent and appropriate pay levels. The plan provides that all publicly traded equity REITs are sorted by market capitalization, with externally managed REITs and REITs with less than five years of operating history excluded. The 10 companies with market capitalizations immediately larger and the 10 companies immediately smaller than the Company are selected as the peer group. The following companies comprised the peer group for 2013:

BioMed Realty Trust, Inc.	Highwoods Properties, Inc.
Brandywine Realty Trust	LaSalle Hotel Properties
Corporate Office Properties Trust, Inc.	Lexington Realty Trust
CubeSmart	Mack-Cali Realty Corporation
DCT Industrial Trust, Inc.	Medical Properties Trust, Inc.
DuPont Fabros Technology, Inc.	Mid-America Apartment Communities, Inc.
EPR Properties	Post Properties, Inc.
Equity LifeStyle Properties, Inc.	PS Business Parks, Inc.
Equity One, Inc.	Sovran Self Storage, Inc.
Glimcher Realty Trust	Washington Real Estate Investment Trust
The Compensation Committee will determine the peer group for 2014 at its first regularly scheduled meeting following the end of the first quarter of 2014.
Compensation Consultant
The Compensation Committee retains Ernst & Young LLP (“Ernst & Young”) as its independent compensation consultant to advise it regarding market trends and practices in executive compensation and with respect to specific compensation decisions. The Compensation Committee’s policy is to meet annually with the compensation consultant to discuss executive compensation trends. The consultant also attends Compensation Committee meetings periodically. Ernst & Young participated by telephone in one of the Compensation Committee’s meetings in 2013, during which it provided a review of recent trends and developments in compensation practices within the Company’s industry and in general.
Ernst & Young received an aggregate of $26,250 for its compensation consulting services provided to the Compensation Committee in 2013.
Components of Compensation
Elements of Pay
The Company’s compensation program for its Named Executive Officers consists of the following key elements:

•	annual base salaries that are paid in cash;

•	the potential for individual performance awards that are paid in cash;

•
the potential for Company performance awards that are based on defined performance targets set by the Compensation Committee and which are paid in cash, but may be taken in the form of restricted stock at the election of the officer;

•
the potential for total shareholder return awards that are paid in the form of restricted stock and which are based on the Company's total shareholder return performance, relative to the peer group; and

•
elective salary deferral, allowing Named Executive Officers to increase their holdings of Company stock, aligning interests with shareholders and subjecting the value of elective restricted stock to market risk and risk of forfeiture.

Annual Base Salary
The Compensation Committee reviewed the base compensation for comparable executive officers in the peer group as data points, but did not benchmark to a particular percentile. The Compensation Committee believes that the level of base salary is competitive and reasonable compared to the peer group and will monitor the base salary of the Named Executive Officers each year. The Compensation Committee expects that any growth in pay for the Named Executive Officers in the next year will come in the form of variable, performance-based pay rather than base salary. For 2014, the base salary of the Company’s

Named Executive Officers, before any elective deferral of cash in the form of restricted stock, remains the same as 2012 and 2013, as follows:

Named Executive Officer	2014 Base Salary
David R. Emery Chairman of the Board and Chief Executive Officer	$975,513
Scott W. Holmes Executive Vice President and Chief Financial Officer	$469,636
John M. Bryant, Jr. Executive Vice President and General Counsel	$440,721
B. Douglas Whitman, II Executive Vice President - Corporate Finance	$440,721
Todd J. Meredith Executive Vice President - Investments	$440,721

Individual Performance Awards
Individual Performance Awards are available to Named Executive Officers in the discretion of the Compensation Committee and are for the purposes of: (i) rewarding an officer's individual efforts in contributing to the success of the Company and the demonstration of competency within his job description and requisite skill sets and (ii) retaining the officer's employment. Individual Performance Awards are paid in the form of cash. Individual performance awards are not expected to exceed 45% of the officer's base salary. For 2013, the Named Executive Officers received Individual Performance Awards as shown in the "Executive Compensation - Summary Compensation Table" found on page 21 below.

Company Performance Awards
Company Performance Awards are based on specific Company performance targets and include growth in same store NOI and same store revenue. The specific targets are set by the Compensation Committee and are set forth in the tables below, with potential payouts expressed as multiples of base salary. These two potential awards operate independently of one another and will be paid in cash, subject to the restricted stock election option described below. The measurement period for these awards is four consecutive quarters and is generally expected to be applied to the Company's fiscal year. For purposes of the Company Performance Award, same store NOI growth is computed by averaging the Company's reported same store NOI growth percentage for each of the four quarters in the year (comparing same store NOI to the same quarter in the previous year). Similarly, the same store revenue growth is computed by averaging the Company's reported same store revenue growth for each of the four quarters in the year (comparing same store revenue to the same quarter in the previous year). The potential payouts are scaled against performance measures, offering the Named Executive Officers the opportunity to receive amounts equal to a maximum of 35% of their base salaries for growth in same store NOI and 35% of their base salaries for growth in same store revenue. Named Executive Officers can elect to receive Company Performance Awards in the form of restricted stock. If a Named Executive Officer elects to receive the award in restricted stock, he can select a three-year vesting period, which would increase the size of the award by two times, or a five-year vesting period, which would increase the size of the award by three times. The Compensation Committee believes that the potential for Company Performance Awards provides incentives for the Named Executive Officers to efficiently manage operating expenses and to sustain growth in property operating revenues.

2013 Targets:

Company Performance	<2%	>=2%	>=3%	>=4%
Same store NOI	0x	.0875x	.175x	.35x
Same store revenue	0x	.0875x	.175x	.35x

The Named Executive Officers received no Company Performance Awards for 2013.

Total Shareholder Return Awards
Total Shareholder Return Awards ("TSR Awards") are based on the Company's total shareholder return, as measured against the peer group as of the last trading day of the year. Total shareholder return is the sum of the appreciation in the Company's stock price plus the value of reinvested dividends over the relevant measurement period. TSR Awards can be earned each year based on one-year and three-year total shareholder return. The Compensation Committee believes that this encourages the Named Executive Officers to create long-term value. TSR Awards are in the form of restricted stock that is subject to a three-year cliff vesting period. The number of shares awarded is based on the closing price of the Company's common stock on the last trading day of the year. The vesting period guards further against short-term management decisions, as the award remains subject to the risk of forfeiture and market risk until the vesting period ends. In the event that an officer voluntarily terminates employment, retires or is terminated for cause from employment with the Company during the vesting period, the TSR Award would be forfeited. TSR Awards for one-year TSR and three-year TSR operate independently of one another, such that an officer could earn one or the other, both, or neither TSR Awards. The size of potential TSR Awards are based on multiples of base salary. The Company's total shareholder return on a one-year and three-year basis is measured against the peer group and the Company's performance is viewed as falling along a percentile rank in each category. The levels of potential payout, expressed as multiples of base salary, are set forth in the following table:

TSR Measure	<25th Percentile	>=25th Percentile	>=50th Percentile	>=75th Percentile	>100th Percentile
1-Year TSR	—	0.25x	0.50x	0.75x	1.00x
3-Year TSR	—	0.25x	0.50x	0.75x	1.00x

The TSR Awards granted to Named Executive Officers in 2013 are shown in the "Executive Compensation - Summary Compensation Table" found on page 21 below.

Realizable Pay
The Executive Incentive Plan allows the Named Executive Officers to earn incentive compensation valued at approximately 3.13 times their annual base salaries, assuming achievement of the maximum TSR and Company Performance Award targets. A restricted stock election for Company Performance Awards would increase this multiple, as described above. In 2013, the Named Executive Officers each earned incentive compensation equal to approximately 0.68 times their base salaries.

Elective Deferral Awards
Under the Company's Salary Deferral Plan, officers may elect to defer up to 50% of their base salary in the form of shares of restricted stock subject to long-term vesting. The number of shares will be increased through a Company match depending on the length of the vesting period selected by the officer. The officer's vesting period choices are: three years for a 30% match; five years for a 50% match; and eight years for a 100% match. This program is designed to encourage share ownership and to provide officers with an incentive to remain with the Company long term. Restricted stock awarded through the salary deferral plan is subject to market risk and risk of forfeiture during the vesting period. In the event that an officer voluntarily terminates employment (including, in some cases, by retirement), or is terminated for cause from employment with the Company during the vesting period, both the shares purchased with deferred amounts and the shares received through the Company match are forfeited. For some Named Executive Officers, a majority of their restricted stock holdings were acquired through salary deferral purchases.

Employee Stock Purchase Plan
All employees meeting minimum service requirements, including the Named Executive Officers, are eligible to purchase shares pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Purchase Plan”). As further discussed under the heading “Grants of Plan-Based Awards” in the section entitled “EXECUTIVE COMPENSATION” beginning on page 21 of this Proxy Statement, each participant is granted an option on January 1 of each year to purchase up to $25,000 of the Company’s Common Stock under the Purchase Plan.

Termination and Change-in-Control Arrangements
Under the terms of the Company’s compensation plans and its employment agreements with the Named Executive Officers, the Named Executive Officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a termination in connection with a change-in-control of the Company. The specific terms of these arrangements are discussed under the heading “Termination and Change in Control Arrangements with Named Executive Officers” under the section entitled “POST-EMPLOYMENT COMPENSATION” in this Proxy Statement beginning on page 25. In the case of the employment agreements, the terms of these arrangements were agreed to after arms-length negotiations with each Named Executive Officer. The Compensation Committee believes that these arrangements, as amended in 2012, are appropriate under the Company’s current circumstances.

Perquisites
The Company provides its executive officers with perquisites that it believes are reasonable, competitive and consistent with the Company’s overall executive compensation program. The Company believes that such perquisites help the Company to retain its executive personnel and allows them to operate more effectively. These perquisites generally include:
Supplemental life and disability insurance. The Company offers to its Named Executive Officers supplemental term life insurance and supplemental disability insurance at the Company’s expense.
Use of the Company’s aircraft for personal travel. The Compensation Committee believes that allowing the Company’s Named Executive Officers to use the Company’s aircraft for personal travel provides the officers with significant convenience, safety, and security at a relatively low incremental cost to the Company.
If a Named Executive Officer receives benefits that would otherwise be considered perquisites in excess of 10% of annual cash compensation, excluding Company Performance Awards, that officer is required to reimburse the Company the amount of such excess.

Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s chief executive officer and the three other most highly compensated executive officers (excluding the chief financial officer). Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Restricted stock issued under the 2007 Incentive Plan, and its predecessor plans, and associated dividends do not qualify as performance-based compensation under Section 162(m) and therefore this compensation is subject to the deduction limit. Consequently, compensation expense in the amount of $928,508 in 2013 was not deductible. As a qualifying REIT, the Company does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to these amounts did not result in any increase in the Company’s federal income tax obligations and, accordingly, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

Retirement Benefits
The Company has an Executive Retirement Plan under which certain officers designated by the Compensation Committee may receive a specified percentage of the officer’s final average earnings. See the section entitled “POST-EMPLOYMENT COMPENSATION - Retirement Plan Potential Annual Payments and Benefits” beginning on page 25 of this Proxy Statement for details of the Executive Retirement Plan. The Company’s Chief Executive Officer is the only Named Executive Officer participating in this plan. The maximum annual benefit payable to a single participant under the Executive Retirement Plan is $896,000, before periodic cost-of-living increases.
All Named Executive Officers are eligible to participate in the Company’s 401(k) plan, pursuant to which each participant may contribute up to the annual maximum allowed under IRS regulations ($17,500 for 2013). All eligible participants over the age of 50 may also contribute an additional $5,500 per year to the plan. The Company provides a matching contribution for the first three percent of base salary contributed to the plan, up to an annual maximum of $2,800 per employee.

Compensation of Non-Employee Directors
Compensation of non-employee directors is set by the Compensation Committee, based upon periodic peer reviews prepared by the Company.
Cash Compensation. Each non-employee director receives an annual retainer and meeting fees, with chairpersons of Committees and the lead director receiving additional annual retainers. For 2014, the annual cash retainer for service on the board was increased to $50,000, based on an evaluation of director compensation at the companies in the peer group. See the section entitled “DIRECTOR COMPENSATION” beginning on page 29 of this Proxy Statement for a complete discussion of the cash compensation paid to non-employee directors.
Stock Awards. The Company awards non-employee directors an annual grant of restricted shares of Company Common Stock. On May 14, 2013, each non-employee director received shares with a market value on the date of grant of $75,048. In 2013, 63% of the aggregate total compensation for the Company's non-employee directors was paid in the form of restricted stock having cliff vesting periods of three years. See the section entitled “DIRECTOR COMPENSATION” beginning on page 29 of this Proxy Statement for a complete discussion of the terms of the restricted shares granted to non-employee directors.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee:
Edwin B. Morris III (Chairman)
Charles Raymond Fernandez, M.D.
John Knox Singleton

EXECUTIVE COMPENSATION

The following Summary Compensation Table reflects the total compensation of the Company’s Named Executive Officers for the three years ending December 31, 2013.
Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation (4)	Total

David R. Emery Chairman of the Board and Chief Executive Officer	2013	$975,513	$418,077	$243,872	$—	$—	$—	$150,941	$1,788,403
	2012	$975,513	$418,077	$975,502	$—	$—	$—	$101,405	$2,470,497
	2011	$1,385,093	$—	$—	$—	$—	$—	$145,102	$1,530,195

Scott W. Holmes Executive Vice President and Chief Financial Officer	2013	$234,818	$201,273	$591,546	$—	$—	n/a	$37,650	$1,065,287
	2012	$277,581	$118,964	$1,027,949	$—	$—	n/a	$70,971	$1,495,465
	2011	$392,927	$—	$543,271	$—	$—	n/a	$29,364	$965,562

John M. Bryant, Jr. Executive Vice President and General Counsel	2013	$374,613	$188,880	$243,620	$—	$—	n/a	$13,331	$820,444
	2012	$361,837	$155,073	$644,696	$—	$—	n/a	$36,863	$1,198,469
	2011	$515,264	$—	$147,085	$—	$—	n/a	$—	$662,349

B. Douglas Whitman, II Executive Vice President - Corporate Finance	2013	$396,649	$188,880	$199,154	$—	$—	n/a	$34,009	$818,692
	2012	$347,377	$148,876	$543,026	$—	$—	n/a	$39,854	$1,079,133
	2011	$497,832	$—	$103,578	$—	$—	n/a	$52,925	$654,335

Todd J. Meredith Executive Vice President - Investments	2013	$352,577	$188,880	$288,135	$—	$—	n/a	$37,160	$866,752
	2012	$328,078	$140,605	$600,198	$—	$—	n/a	$12,580	$1,081,461
	2011	$479,966	$—	$50,910	$—	$—	n/a	$16,731	$547,607

(1)	Salary is net of employee elective deferrals and mandatory Base Compensation Stock Awards shown in Note 2 below.

(2)
Represents the grant date fair value of restricted shares of Common Stock received pursuant to the 2007 Incentive Plan which are described in the Grants of Plan-Based Awards section below. The shares will fully vest if the Named Executive Officers remain employees of the Company for the full vesting period or they are terminated for any reason other than for cause or in the event of voluntary termination of employment. See Note 13 to the Consolidated Financial Statements contained in the Company’s 2013 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards. The table below lists amounts included under the Stock Awards column that have been granted to the Named Executive Officers pursuant to the 2007 Incentive Plan:

		Salary Deferral Plan
Name	Year	Employee Elective Deferral Amount	Company Matching Amount(a)	Executive Incentive Program	Base Compensation Stock Award	Total Stock Awards
David R. Emery	2013	$—	$—	$243,872	$—	$243,872
	2012	$—	$—	$975,502	$—	$975,502
	2011	$—	$—	$—	$—	$—
Scott W. Holmes	2013	$237,075	$237,074	$117,397	$—	$591,546
	2012	$273,979	$273,979	$469,636	$10,355	$1,027,949
	2011	$261,367	$261,345	$—	$20,559	$543,271
John M. Bryant, Jr.	2013	$66,724	$66,723	$110,173	$—	$243,620
	2012	$87,207	$87,207	$440,704	$29,578	$644,696
	2011	$58,899	$29,460	$—	$58,726	$147,085
B. Douglas Whitman, II	2013	$44,491	$44,490	$110,173	$—	$199,154
	2012	$57,134	$57,133	$403,224	$25,535	$543,026
	2011	$26,443	$26,421	$—	$50,714	$103,578
Todd J. Meredith	2013	$88,981	$88,981	$110,173	$—	$288,135
	2012	$85,720	$85,719	$403,224	$25,535	$600,198
	2011	$—	$—	$—	$50,910	$50,910

(a)	Determined based on the restriction multiples described on page 23 of this Proxy Statement.

(3)	Amounts in this column are based on actuarial projections. Actual amounts paid in the future under the Executive Retirement Plan could differ.

(4)	Includes other compensation, benefits and perquisites which in the aggregate exceed $10,000. The chart below illustrates amounts included in “All Other Compensation.”

Name	Year	Personal Use of Company Airplane(a)	Additional Life/ Disability Insurance(b)	De Minimis Items(c)	Total All Other Compensation
David R. Emery	2013	$120,051	$14,740	$16,150	$150,941
	2012	$78,557	$14,740	$8,108	$101,405
	2011	$127,997	$14,740	$2,365	$145,102
Scott W. Holmes	2013	$11,241	$19,105	$7,304	$37,650
	2012	$44,844	$19,208	$6,919	$70,971
	2011	$6,679	$19,885	$2,800	$29,364
John M. Bryant, Jr.	2013	$—	$6,379	$6,952	$13,331
	2012	$21,781	$7,789	$7,293	$36,863
	2011	$—	$—	$—	$—
B. Douglas Whitman, II	2013	$20,603	$6,452	$6,954	$34,009
	2012	$21,221	$10,901	$7,732	$39,854
	2011	$50,125	$—	$2,800	$52,925
Todd J. Meredith	2013	$29,689	$1,105	$6,366	$37,160
	2012	$4,819	$—	$7,761	$12,580
	2011	$13,931	$—	$2,800	$16,731

(a)
Represents the total flight hours attributed to the Named Executive Officer’s personal use of the Company’s airplane, multiplied by the Company’s incremental cost rates for 2013, 2012 and 2011 of $2,919/hour, $2,434/hour and $2,295/hour, respectively.

(b)	Represents life and disability insurance policies paid on behalf of the Named Executive Officer.

(c)
Represents other benefit payments, such as amounts paid on behalf of the Named Executive Officer for tax preparation services and employer matching contributions on behalf of the Named Executive Officer pursuant to the Company’s 401(k) plan.

Grants of Plan-Based Awards
All of the Company’s officers, including the Named Executive Officers, are eligible to receive performance-based compensation under the 2007 Incentive Plan, under which shares of Common Stock may be granted. The two distinct programs applicable to Named Executive Officers under the 2007 Incentive Plan are the Salary Deferral Plan and the Executive Incentive Program, which are discussed on pages 13, 17, and 18 of this Proxy Statement.
The following table supplements the Summary Compensation Table by providing more detailed disclosure of equity compensation received by the Named Executive Officers during 2013.

Name	Grant Date	Number of Shares of Stock or Units (#)(1)	Full Grant Date Fair Value of Award
David R. Emery	12/31/2013	11,444	$243,872
Scott W. Holmes	1/1/2013	19,748	$474,149
	12/31/2013	5,509	$117,397
John M. Bryant, Jr.	1/1/2013	5,558	$133,448
	12/31/2013	5,170	$110,173
B. Douglas Whitman, II	1/1/2013	3,706	$88,981
	12/31/2013	5,170	$110,173
Todd J. Meredith	1/1/2013	7,412	$177,962
	12/31/2013	5,170	$110,173

(1)	The table below shows the number of restricted shares of Common Stock issued to the Named Executive Officers in 2013 pursuant to the 2007 Incentive Plan.

	Salary Deferral Plan
Name	Employee Elective Deferral Shares	Company Matching Shares(a)	Executive Incentive Program(b)	Total Stock Awards
David R. Emery	—	—	11,444	11,444
Scott W. Holmes	9,874	9,874	5,509	25,257
John M. Bryant, Jr.	2,779	2,779	5,170	10,728
B. Douglas Whitman, II	1,853	1,853	5,170	8,876
Todd J. Meredith	3,706	3,706	5,170	12,582

(a)	Determined based on the duration of the restricted period selected by the officer and in accordance with the restriction multiples described below.

(b)	Based on the closing price per share of the Company's Common Stock on the New York Stock Exchange on December 31, 2013 of $21.31.
Pursuant to the Salary Deferral Plan, officers may elect to defer up to 50% of their base salary in the form of shares of restricted stock. The officer must elect his or her participation level and vesting period for the coming year by December 31 of the current year. The number of restricted shares granted in January of each year is determined based on the average closing market price of the Company’s Common Stock on the last ten trading days of the calendar year preceding the year in which the shares are issued. The number of shares granted will be increased by a multiple of the amount of cash deferred depending on the length of the vesting period selected by the officer. Each officer who makes this election will be awarded additional shares at no additional cost to the officer according to the following multiple-based formula:

Duration of Restriction Period	Restriction Multiple
3 years	1.3x
5 years	1.5x
8 years	2.0x
By way of example, if an officer elected to defer salary that was equivalent in value to 1,000 shares of stock and the officer elected an 8-year vesting period, the officer would receive the original 1,000 shares plus an additional 1,000 shares for electing the 8-year vesting period, resulting in a total award of 2,000 shares. This program is designed to provide the Company’s officers with an incentive to remain with the Company long-term. The vesting period subjects the shares obtained by the cash deferral and the restriction multiple to the risk of forfeiture in the event an officer voluntarily terminates employment or is terminated for cause from employment with the Company. Accordingly, if an officer voluntarily leaves or is terminated for cause, that officer would lose all such shares that had not yet vested.

Outstanding Equity Awards at Fiscal Year-End
The following table discloses the number of securities and market-based value of restricted shares outstanding that have not vested as of December 31, 2013.

Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
David R. Emery	890,959	$18,986,336
Scott W. Holmes	204,652	$4,361,134
John M. Bryant, Jr.	101,647	$2,166,098
B. Douglas Whitman, II	69,877	$1,489,079
Todd J. Meredith	48,859	$1,041,185

(1)	Vesting dates generally range from 2014 to 2021.

(2)	Based on the closing price per share of the Company’s Common Stock on the New York Stock Exchange on December 31, 2013 of $21.31.

Stock Vested in 2013
The following table reflects the shares of restricted stock held by the Named Executive Officers that vested in 2013 and the market value of such shares on the vesting date.

Name	Number of Shares that Vested in 2013	Market Value of Shares that Vested in 2013
David R. Emery	—	—
Scott W. Holmes	8,742	$227,097
John M. Bryant, Jr.	2,726	$69,718
B. Douglas Whitman, II	598	$15,376
Todd J. Meredith	—	—

POST-EMPLOYMENT COMPENSATION

Retirement Plan Potential Annual Payments and Benefits
The Company has an Executive Retirement Plan in which Mr. Emery has been designated to participate. The Executive Retirement Plan is an unfunded, defined benefit plan in that the amount of a retiree’s pension is calculated using compensation and years of service as an employee, rather than by the market value of the plan’s assets as in defined contribution plans.
Under the Executive Retirement Plan, an officer designated to participate by the Compensation Committee may receive upon normal retirement (defined to be when the officer reaches age 65 and has completed five years of service with the Company) an amount equal to 60% of the officer’s Final Average Annual Compensation, as defined below, plus 6% of Final Average Annual Compensation for each year of service (but not more than five years) after age 60, subject to a maximum annual amount of $896,000, before periodic cost-of-living increases. Plan benefits are reduced by certain other retirement benefits received by the officer, such as Social Security and the Company’s contributions to the participant’s 401(k) plan. “Final Average Annual Compensation,” calculated as the average of the officer’s highest three, not necessarily consecutive, years’ earnings, is based upon annual cash compensation, including deferrals (but not including incentive-based stock awards or cash bonuses for officers whose annual salary exceeds $200,000).
The annual pension benefits are to be paid in either a lump sum payment or monthly installments over a period not to exceed the greater of the life of the retired officer or his or her surviving spouse. Mr. Emery has agreed to receive, upon his retirement, benefits under the Executive Retirement Plan in monthly installment payments, rather than in a lump sum.
The following table discloses the material terms and estimated benefits payable to Mr. Emery under the Company’s Executive Retirement Plan which is discussed in more detail in Note 12 to the Consolidated Financial Statements contained in the Company’s 2013 Annual Report on Form 10-K:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David R. Emery	Executive Retirement Plan	21	$11,757,721	$—
401(k) Plan
All eligible employees may participate and receive post-employment compensation under a 401(k) plan, pursuant to which each employee may contribute a portion of his or her salary, to an annual maximum allowed under IRS regulations ($17,500 for 2013). Additionally, participants in the 401(k) plan receive matching contributions from the Company of up to 3% of their salary, to an annual maximum of $2,800. Where applicable, the matching contributions are included in the All Other Compensation column of the Summary Compensation Table.
Termination and Change in Control Arrangements with Named Executive Officers
David R. Emery
On July 31, 2012, the Company entered into an amended and restated employment agreement with Mr. Emery, pursuant to which Mr. Emery serves as Chairman of the Board and Chief Executive Officer of the Company. The agreement has a one-year term that is automatically extended on December 31 of each year for an additional year. If Mr. Emery’s employment is terminated for any reason other than for cause (including a constructive termination), he is entitled to receive his accrued unpaid salary, earned bonus, full vesting of all restricted stock awards, vested deferred compensation and other benefits accrued through the date of termination. In addition, Mr. Emery will receive as severance compensation an amount equal to three times (3x) his annual base salary plus an amount equal to two times (2x) his average annual cash bonus during the two years immediately preceding his termination.

If a “change-in-control” (as defined in the employment agreement) occurs, and Mr. Emery’s employment is terminated within one year following the change-in-control for any reason other than for cause (or constructive termination), he will receive the payments described above provided that the severance compensation would be (a) three times (3x) his annual base salary plus (b) three times (3x) his average annual bonus during the two years immediately preceding his termination, and paid in the form of a lump sum. For purposes of computing the amount due under the immediately preceding subparagraph (b), the average annual cash bonus earned by Mr. Emery in the two years immediately preceding the date of termination shall not be less than 0.6667 times his annual base salary at the time of termination. If the payments due to the change-in-control result in an excise tax to Mr. Emery, under Section 4999 of the Internal Revenue Code, all change-in-control payments to him may be limited to an amount that is less than 300% of his average annual compensation. This limit would not apply in the event that Mr. Emery’s net after-tax benefits are greater after considering the effect of the excise tax.
The Company may terminate Mr. Emery’s agreement for “cause,” which is defined to include acts of dishonesty on Mr. Emery’s part constituting a felony which has resulted in material injury to the Company and which is intended to result directly or indirectly in substantial gain or personal enrichment to Mr. Emery at the expense of the Company or Mr. Emery’s material, substantial and willful breach of the employment agreement which has resulted in material injury to the Company. In the event of Mr. Emery’s termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.
Mr. Emery’s agreement may be terminated if Mr. Emery dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of Mr. Emery’s death or disability, Mr. Emery (or his estate) shall receive his unpaid salary, earned bonus, full vesting of restricted stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination, but no additional severance except that, if Mr. Emery becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.
The Company has agreed to indemnify Mr. Emery for certain liabilities arising from actions taken within the scope of his employment. Mr. Emery’s employment agreement contains restrictive covenants pursuant to which he has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.
Other Executive Officers
The employment agreements of the Company’s other Named Executive Officers: (Scott W. Holmes, Executive Vice President and Chief Financial Officer; John M. Bryant, Jr., Executive Vice President and General Counsel; B. Douglas Whitman, II, Executive Vice President - Corporate Finance; and Todd J. Meredith, Executive Vice President - Investments) were also amended and restated on July 31, 2012. These agreements each have a one-year term that is automatically extended on January 1 of each year for an additional year. If employment is terminated for any reason other than for cause (or constructive termination), the officer is entitled to receive his unpaid salary, earned bonus, full vesting of his restricted stock awards, vested deferred compensation and other benefits through the date of termination. In addition, the officer will receive as severance compensation one and one-half times (1.5x) his annual base salary following the date of termination plus an amount equal to the greater of: (i) two times (2x) his average annual bonus, if any, earned during the two years immediately preceding his termination; and (ii) two times the product of his base salary and 0.43.
If a “change-in-control” (as defined in the employment agreement) occurs and the officer’s employment is terminated for any reason other than for cause (or a constructive termination), he will receive the payments described above provided that the severance compensation would be an amount equal to three times (3x) the officer’s annual base salary, rather than one and one-half times, plus an amount equal to the greater of: (i) two times (2x) his average annual bonus, if any, earned during the two years immediately preceding his termination; and (ii) two times the product of his base salary and 0.43. If the payments due to the change-in-control result in an excise tax to the officer, under Section 4999 of the Internal Revenue Code, all change-in-control payments to the officer may be limited to an amount that is less than 300% of his average annual compensation. This limit would not apply in the event the officer’s net after-tax benefits are greater after considering the effect of the excise tax.
The Company may terminate the officer’s agreement for “cause,” which is defined to include material, substantial and willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or the officer’s material, substantial and willful breach of the employment agreement which has resulted in material injury to the Company. In the event of the officer’s termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.
Each agreement may be terminated if the officer dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of the officer’s death or disability, the officer (or his estate) shall receive his unpaid salary, earned bonus, full vesting of restricted stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination, but no additional severance except that, if the officer becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.

The Company has agreed to indemnify each of the officers for certain liabilities arising from actions taken within the scope of his employment. Each employment agreement contains restrictive covenants pursuant to which such officer has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.
The tables below illustrate the compensation that would have been received by each of the Named Executive Officers assuming the officer had been terminated or had been eligible to retire and had elected to retire on December 31, 2013, and that any additional conditions to vesting of restricted stock awards under restricted stock award agreements had been met.

David R. Emery Chairman of Board and Chief Executive Officer	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$—	$3,762,693	$4,877,663	$—	$—
Retirement Plan Benefits(2)	$—	$11,757,721	$11,757,721	$11,757,721	$11,757,721
Accelerated Vesting of Restricted Stock(3)	$—	$18,986,336	$18,986,336	$18,986,336	$18,986,336
Total Value of Payments	$—	$34,506,750	$35,621,720	$30,744,057	$30,744,057

Scott W. Holmes Executive Vice President and Chief Financial Officer	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$—	$1,108,341	$1,812,795	$—	$—
Accelerated Vesting of Restricted Stock(3)	$—	$4,361,134	$4,361,134	$4,361,134	$4,361,134
Total Value of Payments	$—	$5,469,475	$6,173,929	$4,361,134	$4,361,134

John M. Bryant, Jr. Executive Vice President and General Counsel	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$—	$1,040,102	$1,701,183	$—	$—
Accelerated Vesting of Restricted Stock(3)	$—	$2,166,098	$2,166,098	$2,166,098	$2,166,098
Total Value of Payments	$—	$3,206,200	$3,867,281	$2,166,098	$2,166,098

B. Douglas Whitman, II Executive Vice President – Corporate Finance	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$—	$1,040,102	$1,701,183	$—	$—
Accelerated Vesting of Restricted Stock(3)	$—	$1,489,079	$1,489,079	$1,489,079	$1,489,079
Total Value of Payments	$—	$2,529,181	$3,190,262	$1,489,079	$1,489,079

Todd J. Meredith Executive Vice President – Investments	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$—	$1,040,102	$1,701,183	$—	$—
Accelerated Vesting of Restricted Stock(3)	$—	$1,041,185	$1,041,185	$1,041,185	$1,041,185
Total Value of Payments	$—	$2,081,287	$2,742,368	$1,041,185	$1,041,185

(1)
Represents the base annual salary at December 31, 2013, payable in equal semi-monthly installments over a period of not less than eighteen months and not longer than sixty months, as outlined in the sections above. In certain events, the officer would have the option of taking the payments in the form of a present valued lump sum.

(2)	In accordance with the Executive Retirement Plan, this amount reflects the present value at December 31, 2013 of potential future annual benefit payments.

(3)	Based upon the closing price of a share of Company’s Common Stock on the NYSE on December 31, 2013 of $21.31.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the Company’s shareholders to vote to approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As discussed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 13, the Company’s executive compensation policies are designed to align the interests of the Named Executive Officers with the interests of our shareholders, link executive compensation to the Company’s overall performance, and attract, retain and motivate our Named Executive Officers.The Company believes that its executive compensation programs have been effective at appropriately aligning pay and Company performance, promoting the achievement of the long-term positive results in its performance criteria, and enabling the Company to attract and retain talented executives within its industry.
The Company is asking its shareholders to indicate their support for the Named Executive Officer compensation described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express views on the Company’s executive compensation for its Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the policies and procedures described in this Proxy Statement. Accordingly, the Company asks its shareholders to vote “FOR” the following resolution:
RESOLVED, that the shareholders of Healthcare Realty Trust Incorporated approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2014 Annual Meeting of Shareholders.
Although this is an advisory vote that will not be binding on the Compensation Committee or the Board, the Company will carefully review the results of the vote. The Compensation Committee will also carefully consider shareholders’ concerns when designing future executive compensation programs.
The Board recommends that the shareholders vote FOR the resolution approving the compensation of the Company’s Named Executive Officers.

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for their services as directors. Mr. Emery is the only employee director on the Company’s Board. For 2014, each non-employee director will receive the following compensation from the Company:

•
An annual retainer of $50,000 (the chairpersons of the Audit Committee, the Compensation Committee and the Corporate Governance Committee receive additional annual retainers of $15,000, $10,000 and $9,000, respectively, and the lead independent director receives an additional annual retainer of $20,000);

•	A meeting fee of $1,500 for each Board or committee meeting attended, including any telephonic meeting that lasts more than one hour; and

•	An annual grant of restricted shares of Company Common Stock with a market value of $76,000 on the grant date, which is the date of the annual meeting of shareholders.
In December 2013, the Compensation Committee adopted an amendment to the way director compensation is implemented to allow each non-employee director to elect to take all or a portion of their retainer in the form of restricted stock with a multiple based on the length of the vesting period selected, though the vesting period may not exceed the director's remaining term on the board. The multiple applied to these shares is: 1.1x for a restriction period of 1 year; 1.2x for a restriction period of 2 years; and 1.3x for a restriction period of 3 years.
Stock Awards
Each non-employee director receives an automatic grant of restricted shares of Common Stock at the conclusion of each annual meeting, which shares are generally restricted for three years from the date of grant, though directors may elect to extend the vesting period beyond three years. During the restricted period, such shares are subject to forfeiture upon the occurrence of certain events. Restricted shares may not be sold, assigned, pledged or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, directors have all rights as shareholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares.
Director Compensation Table
The following table sets forth the 2013 compensation for non-employee directors:

Name	Fees Earned or Paid in Cash	Stock Awards	Total
Batey M. Gresham, Jr.	$37,500	$75,048	$112,548
Dan S. Wilford(1)	$43,500	$75,048	$118,548
Charles Raymond Fernandez, M.D.	$36,000	$75,048	$111,048
Errol L. Biggs, Ph.D.	$43,500	$75,048	$118,548
Bruce D. Sullivan(1)	$52,500	$75,048	$127,548
Edwin B. Morris III(1)	$64,500	$75,048	$139,548
John Knox Singleton	$36,000	$75,048	$111,048
Roger O. West	$43,500	$75,048	$118,548

(1)	Includes fees associated with chairing a Committee.

____________________________________________________________________________________________________

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted the following policy in connection with all related party transactions involving the Company.

Under this policy, no transaction between the Company and an officer, director or five percent or greater shareholder (including any immediate family member or controlled entity) shall be allowed unless:

•
the Corporate Governance Committee has approved the transaction in accordance with the guidelines set forth in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

•	the transaction is approved by the disinterested members of the Board of Directors; or

•	the transaction involves compensation approved by the Compensation Committee.
No such approval is necessary for:

•	transactions available to all employees generally; or

•	transactions involving less than $5,000 when aggregated with all similar transactions.
The Board of Directors has determined that the Corporate Governance Committee is best suited to review and approve related party transactions. Accordingly, at each calendar year’s first regularly scheduled Corporate Governance Committee meeting, management shall report any related party transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After review, the Corporate Governance Committee shall approve or disapprove such transactions and, at each subsequently scheduled meeting, management shall update the Corporate Governance Committee as to any material change to those proposed transactions or any new transactions.
The Board of Directors recognizes that situations exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or via referral. Before such opportunity may be consummated by a related party, such opportunity shall be presented to the Corporate Governance Committee for consideration.
All related party transactions shall be disclosed to the full Board of Directors. Related party transactions will be disclosed in the Company’s public filings in accordance with applicable federal securities law filings. The Company is not aware of any related party transactions that occurred in 2013.

____________________________________________________________________________________________________

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2013, Edwin B. Morris III (chairman), Charles Raymond Fernandez, M.D., and John Knox Singleton served on the Compensation Committee. There are no interlocks among the members of the Compensation Committee.

____________________________________________________________________________________________________

GENERAL INFORMATION

Electronic Access to Proxy Statement and Annual Report
The Company has elected to provide its Proxy Statement and Annual Report over the Internet through a “notice and access” model. The Notice of Internet Availability provides instructions on how you may access this Proxy Statement and the Annual Report on the Internet at http://www.viewproxy.com/healthcarerealty/2014 or request a printed copy at no charge. In addition, the Notice of Internet Availability provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your selection to receive proxy materials by mail or email will remain in effect until you revoke it.

Shareholder Proposals for 2015 Annual Meeting
Shareholder proposals, including a shareholder's direct nomination of a director, intended to be presented at the 2015 annual meeting of shareholders must comply with the SEC’s proxy rules, be stated in writing and be received by the Company at its executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203 not earlier than October 28, 2014 nor later than November 27, 2014, and comply with requirements set forth in the Company's bylaws. Additionally, the proxy for next year’s annual meeting will confer discretionary authority to vote on any shareholder proposal which the Company receives notice of later than the close of business on November 27, 2014.

Counting of Votes
All matters specified in this Proxy Statement will be voted on at the Annual Meeting by written ballot. Inspectors of election will be appointed, among other things, to determine the number of shares of Common Stock outstanding, the shares of Common Stock represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result.
The inspectors of election will treat shares represented by proxies that reflect abstentions or broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker non-votes, however, do not constitute a vote “for” or “against” any matter, and thus will be disregarded in the calculation of a plurality or of “votes cast.”
Miscellaneous
The Company will bear the cost of printing, mailing and other expenses in connection with the Annual Meeting, including costs for mailing the Notice of Internet Availability, mailing printed proxy materials upon request, and the solicitation of proxies. The Company has retained Alliance Advisors to aid in the solicitation. For its services, the Company expects to pay Alliance Advisors a fee of $13,750 and reimburse it for certain out-of-pocket disbursements and expenses. The Company also expects to reimburse, through Alliance Advisors, certain other persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons’ reasonable expenses in forwarding the Notice of Internet Availability and, if requested, printed proxy materials to their principals. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.
Management of the Company is not aware of any matter other than those described in this Proxy Statement which may be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of the Board of Directors.

HEALTHCARE REALTY TRUST INCORPORATED

David R. Emery
Chairman and Chief Executive Officer

March 27, 2014

HEALTHCARE REALTY TRUST INCORPORATED
COMMON STOCK PROXY
HEALTHCARE REALTY TRUST INCORPORATED
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 13, 2014: The Proxy Statement and the Company’s 2013 Annual Report to Shareholders are available at http://www.viewproxy.com/healthcarerealty/2014.
The undersigned hereby appoints B. Douglas Whitman II and John M. Bryant, Jr., and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 13, 2014, at 10:00 a.m. (local time), and at any adjournment thereof.
This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (a) FOR the election as directors of the nominees named below; (b) FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company; (c) FOR the resolution approving the compensation of the Company’s Named Executive Officers on a non-binding advisory basis; and (d) in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting. Pursuant to the rules of the New York Stock Exchange, if a shareholder holds shares through an account with a bank, broker or other nominee and does not provide voting instructions in accordance with this Proxy Statement, such shares may not be voted by the nominee for the above items (a), (c), and (d), in each case resulting in a broker non-vote.
1. Election of Class 3 Directors:

	For	Withhold		For	Withhold		For	Withhold
01- David R. Emery	☐	☐	02- Batey M. Gresham, Jr.	☐	☐	03- Dan S. Wilford	☐	☐
(Continued and to be dated and signed on reverse side)

2. Ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.

☐FOR	☐AGAINST	☐ABSTAIN

3. To approve the following resolution:
RESOLVED, that the shareholders of Healthcare Realty Trust Incorporated approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2014 Annual Meeting of Shareholders.

☐FOR	☐AGAINST	☐ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Date:
Signature:

IMPORTANT
Please sign exactly as your name or names appear on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.